As filed with the Securities and Exchange Commission on April 4, 2025

Registration No. 333-62529
Registration No. 333-98513
Registration No. 333-160559
Registration No. 333-168943
Registration No. 333-191664
Registration No. 333-206584
Registration No. 333-213402
Registration No. 333-220390
Registration No. 333-233463
Registration No. 333-258965
Registration No. 333-281785

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-62529
FORM S-8 REGISTRATION STATEMENT NO. 333-98513
FORM S-8 REGISTRATION STATEMENT NO. 333-160559
FORM S-8 REGISTRATION STATEMENT NO. 333-168943
FORM S-8 REGISTRATION STATEMENT NO. 333-191664
FORM S-8 REGISTRATION STATEMENT NO. 333-206584
FORM S-8 REGISTRATION STATEMENT NO. 333-213402
FORM S-8 REGISTRATION STATEMENT NO. 333-220390
FORM S-8 REGISTRATION STATEMENT NO. 333-233463
FORM S-8 REGISTRATION STATEMENT NO. 333-258965
FORM S-8 REGISTRATION STATEMENT NO. 333-281785

UNDER
THE SECURITIES ACT OF 1933

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1098795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

470 East Paces Ferry Road, N.E. Atlanta, GA
30305
(Address of Principal Executive Offices)	(Zip Code)

American Software, Inc. Incentive Stock Option Plan
American Software, Inc. Nonqualified Stock Option Plan
American Software, Inc. 1991 Employee Stock Option Plan
American Software, Inc. Directors and Officers Stock Option Plan
American Software, Inc. 2001 Stock Option Plan
Logility, Inc. 1997 Stock Plan
Logility, Inc. 2007 Stock Plan
American Software, Inc. 2011 Equity Compensation Plan
American Software, Inc. 2020 Equity Compensation Plan
American Software, Inc. 2024 Equity Compensation Plan

(Full title of the plans)

Brad Debold
Executive Vice President, Mergers & Acquisitions
Aptean, Inc.
4325 Alexander Drive, Suite 100
Alpharetta, GA 30022
(404) 847-2009
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
David Ruff
Spencer Cohen
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
(212) 506-3502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Logility Supply Chain Solutions, Inc. (formerly American Software, Inc.) (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

•
Registration Statement No. 333-62529, filed with the SEC on August 31, 1998, relating to the American Software, Inc. Incentive Stock Option Plan, the American Software, Inc. Nonqualified Stock Option Plan, the American Software, Inc. 1991 Employee Stock Option Plan, and the American Software, Inc. Directors and Officers Stock Option Plan;

•
Registration Statement No. 333-98513, filed with the SEC on August 22, 2002, relating to the American Software, Inc. 1991 Employee Stock Option Plan, the American Software, Inc. Directors and Officers Stock Option Plan, and the American Software, Inc. 2001 Stock Option Plan;

•	Registration Statement No. 333-160559, filed with the SEC on July 13, 2009, relating to the Logility, Inc. 1997 Stock Plan and the Logility, Inc. 2007 Stock Plan;

•
Registration Statement No. 333-168943, filed with the SEC on August 19, 2010, relating to the American Software, Inc. 2001 Stock Option Plan and the American Software, Inc. 1991 Employee Stock Option Plan;

•
Registration Statement No. 333-191664, filed with the SEC on October 10, 2013, relating to the American Software, Inc. 2011 Equity Compensation Plan, the American Software, Inc. 2001 Stock Option Plan, the Logility, Inc. 1997 Stock Plan, and the Logility, Inc. 2007 Stock Plan;

•
Registration Statement No. 333-206584, filed with the SEC on August 26, 2015, relating to the American Software, Inc. 2011 Equity Compensation Plan, the American Software, Inc. 2001 Stock Option Plan, the Logility, Inc. 1997 Stock Plan, and the Logility, Inc. 2007 Stock Plan;

•	Registration Statement No. 333-213402, filed with the SEC on August 31, 2016, relating to the American Software, Inc. 2011 Equity Compensation Plan;

•	Registration Statement No. 333-220390, filed with the SEC on September 8, 2017, relating to the American Software, Inc. 2011 Equity Compensation Plan;

•	Registration Statement No. 333-233463, filed with the SEC on August 26, 2019, relating to the American Software, Inc. 2020 Equity Compensation Plan;

•	Registration Statement No. 333-258965, filed with the SEC on August 20, 2021, relating to the American Software, Inc. 2020 Equity Compensation Plan; and

•	Registration Statement No. 333-281785, filed with the SEC on August 26, 2024, relating to the American Software, Inc. 2024 Equity Compensation Plan.

On April 4, 2025, Update Merger Sub, Inc., a Georgia corporation (“Merger Sub”) and a wholly owned subsidiary of Aptean, Inc., a Delaware corporation (“Aptean”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated January 24, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Aptean, Merger Sub, and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Aptean.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post‑Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 4, 2025.

Logility Supply Chain Solutions, Inc.

By:	/s/ Brad Debold
Name:	Brad Debold
Title:	Authorized Signatory

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.